COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of August 19, 2005 by and between COMPREHENSIVE HEALTHCARE SOLUTIONS, INC., a Delaware corporation (the “Company”), and COMPREHENSIVE ASSOCIATES LLC, a New York limited liability company (together with its successors and assigns, the “Holder”).

R E C I T A L S:

Pursuant to the terms of Convertible Debentures, dated as of the date hereof, in the aggregate principal amount of $235,000 (the “Aggregate Principal Amount”) executed by the Company in favor of the Holder (the “Debentures”), and pursuant to the terms of Warrants, dated as of the date hereof, for the purchase of an aggregate of 5,000,000 shares of Common Stock, par value $.10 per share, of the Company (“Common Stock”) executed by the Company in favor of the Holder (the “Warrants”), the Holder will have the right to acquire in the future certain shares of Common Stock. The Debentures and Warrants are collectively are referred to herein as the “Securities.”

The parties desire to set forth herein their agreement as to the terms and conditions of certain registration rights relating to the Common Stock issuable upon conversion or exercise of the Securities, as applicable, by the Holder.

A G R E E M E N T:

The parties hereto agree as follows:

1.  Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Holder” shall mean the Holder (as hereinabove defined) and any Person who shall have acquired Registrable Securities from the Holder, either individually or jointly, as the case may be, in a transaction pursuant to which registration rights are transferred pursuant to Section 7 hereof.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity, or any department, agency or political subdivision thereof or any other entity of any kind.

“Prospectus” shall mean the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” shall mean (i) any and all shares of Common Stock issuable upon conversion of the Debentures, and (ii) any and all shares of Common Stock issuable upon exercise of the Warrants.

The terms “register,”“registered” and “registration” refer to a registration effected by preparing, filing and having declared effective a registration statement in compliance with the Securities Act.

“Registration Expenses” shall mean (i) all expenses, other than Selling Expenses (defined below), incurred by the Company in complying with Section 2 hereof, including without limitation, all registration, qualification and filing fees, exchange or quotation medium listing fees, printing and delivery expenses, escrow and custodian fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expenses of accountants for the Company including the expenses of any special audits incident to or required by any such registration and (ii) the reasonable fees and disbursements of one counsel chosen by the Holder in connection with the Registration Statement.

“Registration Statement” shall mean an initial registration statement which is required to register the resale of all Registrable Securities and, in each case, the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes and the costs, fees and expenses of any accountants, attorneys (other than the cost, fees and expenses of attorneys which are Registration Expenses) or other experts retained by the Holder.

2.  Required Registration.

(a)  The Company shall prepare and file, as soon as is reasonably practicable, but in no event later than the thirtieth (30th) day following the date hereof (the “Filing Date”), a Registration Statement under the Securities Act covering the resale of the Registrable Securities and shall use its best efforts to cause the Registration Statement to become effective as expeditiously as possible, but in no event later than the earlier of (i) the one hundred twentieth (120th) day following the date hereof or (ii) the third day following the date on which the Company is notified by the Commission that the Registration Statement will not be reviewed or is no longer subject to further review and comments (the “Effectiveness Date”), and shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is six (6) years following the date hereof (the “Effectiveness Period”).

(b)  If:

(i) the Registration Statement is not filed with the Commission on or prior to the Filing Date (if the Company files the Registration Statement with the Commission without affording the Holder the opportunity to review and comment on the same as required by Section 5(a), the Company shall be deemed not to have filed the Registration Statement with the Commission on or prior to the Filing Date), or

(ii) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within two (2) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed,” or not subject to further review, or

(iii) the Registration Statement filed or required to be filed hereunder is not declared effective by the Commission by the Effectiveness Date, or

(iv) after the date that the Registration Statement is initially declared effective by the Commission (the “Effective Date”), the Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities, or the Holder is not permitted to utilize the Prospectus therein to resell such Registrable Securities, or

(v) the Company fails to issue to the Holder certificates representing the Registrable Securities within the timeframe provided for in the respective Securities,

(any such failure or breach being referred to as an “Event,” and for purposes of clause (i), (iii), (iv) or (v), the date on which such Event occurs, or for purposes of clause (ii) the date on which such two (2) day period is exceeded, being referred to as “Event Date”), then for an Event: (x) on each such Event Date, the Company shall pay to the Holder an amount in cash, as liquidated damages and not as a penalty, equal to one and one-half percent (1.5%) of the initial Aggregate Principal Amount; and (y) on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to the Holder an amount in cash, as liquidated damages and not as a penalty, equal to one and one-half percent (1.5%) of the initial Aggregate Principal Amount. Notwithstanding the foregoing, no damages shall be payable with respect to an Event if liquidated damages are payable hereunder with respect to another Event at such time. If the Company fails to pay any liquidated damages pursuant to this Section in full within fifteen (15) days after the date payable, the Company will pay interest thereon at a rate of sixteen percent (16%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

(c)  [intentionally omitted]

(d)  The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement, other than this Agreement, granting registration rights to any other Person with respect to any securities of the Company and agrees that it will not include any securities of the Company, other than the Registrable Securities, in the Registration Statement. Notwithstanding the foregoing, the Company may include in the Registration Statement up to 50,000 shares of Common Stock on behalf of Anslow & Jaclin, LLP.

3.  Expenses of Registration.

All Registration Expenses incurred in connection with the Registration Statement pursuant to Section 2 hereof shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holder shall be borne by the Holder.

4.  Holdback Agreements.

The Company agrees not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the ten (10) day period prior to, and during the ninety (90) day period following, the Effective Date. None of the Company’s executive officers, directors, or holders of at least 5% of the outstanding Common Stock will effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such periods.

5.  Registration Procedures.

The Company will use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will under the time frames provided herein, or if not so provided, as expeditiously as possible:

(a)  prepare and file with the Commission the Registration Statement on any appropriate form for which the Company qualifies with respect to such Registrable Securities and use its best efforts to cause the Registration Statement to become effective (provided that before filing the Registration Statement or Prospectus or any amendments or supplements thereto, the Company will (i) furnish to the counsel selected by the Holder copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel for a period of seven (7) days following the receipt thereof, and (ii) notify the Holder covered by such registration of any stop order issued or threatened by the Commission);

(b)  prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective for the Effectiveness Period or until the time by which all of the Registrable Securities have been sold, and comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities during such period in accordance with the intended methods of disposition by the Holder set forth in the Registration Statement;

(c)  furnish to the Holder such number of copies of the Registration Statement, each amendment and supplement thereto, the Prospectus included in the Registration Statement (including each preliminary Prospectus) and such other documents as the Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder;

(d)  use its best efforts to register or qualify the Registrable Securities under the securities or blue sky laws of such jurisdictions as the Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(d), (ii) subject itself to taxation in any jurisdiction or (iii) take any action that would subject it to general service of process in any such jurisdiction);

(e)  promptly notify the Holder, at any time when the Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and the Company will prepare and deliver to the Holder a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(f)  cause all Registrable Securities to be listed on each securities exchange or quoted on Nasdaq or other quotation medium, if any, on which similar securities issued by the Company are then listed or quoted;

(g)  provide a transfer agent for all Registrable Securities not later than the Effective Date;

(h)  enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities;

(i)  make available for inspection by the Holder, any underwriter participating in any disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by the Holder or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Holder, underwriter, attorney, accountant or agent in connection with the Registration Statement and (ii) to participate in presentations to prospective purchasers as reasonably requested by any underwriter;

(j)  otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the Effective Date, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)  in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any shares of Common Stock included in the Registration Statement for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order;

(l)  if requested by the Holder, obtain a so-called “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

(m)  use its best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holder to consummate the disposition of such Registrable Securities.

6.  Indemnification.

(a)  The Company agrees to indemnify, to the fullest extent permitted by applicable law, the Holder, its officers, directors, members and managers, and each Person who controls the Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, expenses or any amounts paid in settlement of any litigation, investigation or proceeding commenced or threatened (collectively, “Claims”) to which each such indemnified party may become subject under the Securities Act insofar as such Claim arose out of (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Holder expressly for use therein. In connection with an underwritten offering, the Company will indemnify the underwriters, their officers and directors and each Person who controls the underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holder.

(b)  The Holder will, to the fullest extent permitted by applicable law, indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any and all Claims to which each such indemnified party may become subject under the Securities Act insofar as such Claim arose out of (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that with respect to a Claim arising pursuant to clause (i) or (ii) above, the material misstatement or omission is contained in information the Holder provided to the Company expressly for use therein; provided, further, that the obligation to indemnify will be limited to the amount of proceeds received by the Holder from the sale of Registrable Securities pursuant to the Registration Statement.

(c)  Any Person entitled to indemnification hereunder will give written notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure to provide such notice shall not release the indemnifying party of its obligation under paragraphs (a) and (b) unless, and then only to the extent that, the indemnifying party has been prejudiced by such failure to provide such notice). At the request of the indemnified party, the indemnifying party shall assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.

(d)  The indemnifying party shall not be liable to indemnify an indemnified party for any settlement, or consent to judgment of any such action effected without the indemnifying party’s written consent (but such consent will not be unreasonably withheld, delayed or conditioned). Furthermore, if the indemnifying party assumes the defense of a claim, the indemnifying party shall not, except with the prior written approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release (in form and substance satisfactory to each indemnified party) from all liability in respect of such claim or litigation without any payment or consideration provided by each such indemnified party.

(e)  If the indemnification provided for in this Section 6 is unavailable to an indemnified party under clauses (a) and (b) above in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company, the underwriters, and the Holder from the sale of the Registrable Securities pursuant to the registered offering of securities for which indemnity is sought but also the relative fault of the Company, the underwriters and the Holder in connection with the misstatement or omission which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the underwriters and the Holder shall be deemed to be based on the relative relationship of the total net proceeds from the offering (before deducting expenses) to the Company, the total underwriting commissions and fees from the offering (before deducting expenses) to the underwriters and the total net proceeds from the offering (before deducting expenses) to the Holder. The relative fault of the Company, the underwriters and the Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall the liability of the Holder hereunder be greater in amount than the dollar amount of the proceeds received by the Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(f)  The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of the Registrable Securities.

7.  Transfer of Registration Rights.

The rights granted to the Holder under this Agreement may be assigned to any Person in connection with any transfer or assignment of Registrable Securities by the Holder.

8.  Exchange Act Compliance.

The Company shall comply with all of the reporting requirements of the Exchange Act then applicable to it, if any, and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Registrable Securities. The Company shall cooperate with the Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

9.  Miscellaneous.

(a)  No Inconsistent Agreements. So long as the Holder owns any Registrable Securities, the Company will not enter into any agreement that is inconsistent with or violates the rights granted hereunder to the Holder, including, without limitation, any agreement that would require the Company to register any of its securities with priority with respect to registration over the rights granted to the Holder hereunder, without the prior written consent of the Holder.

(b)  Remedies. The Holder will be entitled to enforce its rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Holder may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(c)  Amendments and Waivers. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Holder.

(d)  Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Holder are also for the benefit of, and enforceable by, any transferee of Registrable Securities, in accordance with Section 7 hereof.

(e)  Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

(f)  Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

(g)  Descriptive Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of laws rules or principles.

(i)  Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by a recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission, addressed as follows:

(i)  if to the Company, to:

Comprehensive Healthcare Solutions, Inc.
45 Ludlow Street, Suite 602
Yonkers, New York 10705
Attention: John H. Treglia, Chairman of the Board & Chief Executive Officer
Facsimile: (914) 375-3696

with a copy to:

Anslow & Jaclin, LLP
195 Route 9, Suite 204
Manalapan, New Jersey 07726
Attention: Gregg E. Jaclin, Esq.
Facsimile: (732) 577-1188

(ii)  if to the Holder, to:

Comprehensive Associates LLC
64 Shelter Lane
Roslyn, New York 11577
Attention: Robyn Schreiber
Facsimile: (516) 621-9172

with a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue, 9th Floor
East Meadow, New York 11554
Attention: Fred Skolnik, Esq.
Facsimile: (516) 296-7111

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 9(i). Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of a recognized overnight delivery courier, on the business day after the date when sent or earlier upon receipt of evidence of acceptance of delivery, (iii) in the case of mailing, on the third business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, on the date of transmission.

(j)  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.

By: /s/ John Treglia
John H. Treglia,
Chairman of the Board & Chief Executive Officer

COMPREHENSIVE ASSOCIATES LLC
By: The Nybor Group, Inc., Managing Member

By:/s/ Robyn Schreiber
                    Robyn Schreiber, President

Agreed as to Section 4:

/s/ John H. Treglia
John H. Treglia

/s/ Paul Rothman
Paul Rothman

/s/ Carlyn A. Barr
Carlyn A. Barr

/s/ Dr. Frank J. Castanaro
Dr. Frank J. Castanaro